Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

One Manhattan West

New York, NY 10001

DIRECT DIAL 212-735-2573 DIRECT FAX 917-777-2573 EMAIL ADDRESS Dwight.Yoo@SKADDEN.COM	TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com

FIRM/AFFILIATE OFFICES

-----------

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

-----------

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

TOKYO

TORONTO

August 15, 2024

The Coca-Cola Company
One Coca-Cola Plaza

Atlanta, Georgia 30313

RE:       The Coca-Cola Company – Senior Notes Offering

Ladies and Gentlemen:

We have acted as special United States counsel to The Coca-Cola Company, a Delaware corporation (the “Company”), in connection with the public offering of €500,000,000 aggregate principal amount of its 3.375% Notes due 2037 and €500,000,000 aggregate principal amount of its 3.750% Notes due 2053 (collectively, the “Notes”) to be issued under the Amended and Restated Indenture, dated as of April 26, 1988 (the “Base Indenture”), as amended by the First Supplemental Indenture, dated as of February 24, 1992 (the “First Supplemental Indenture”), and the Second Supplemental Indenture, dated as of November 1, 2007 (the “Second Supplemental Indenture” and, as so amended, the “Indenture”), between the Company and Deutsche Bank Trust Company Americas (as successor to Bankers Trust Company), as trustee (the “Trustee”).This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)           the registration statement on Form S-3 (File No. 333-268053) of the Company relating to debt securities and other securities of the Company filed on October 28, 2022 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

The Coca-Cola Company

August 15, 2024

(b)           the prospectus, dated October 28, 2022 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)           the preliminary prospectus supplement, dated August 8, 2024 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Notes, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)           the prospectus supplement, dated August 8, 2024 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Notes, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e)           an executed copy of the Underwriting Agreement, dated August 8, 2024 (the “Underwriting Agreement”), among the Company and the underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Notes;

(f)            an executed copy of the Indenture;

(g)           the global certificates evidencing the Notes executed by the Company and registered in the name of BT Globenet Nominees Limited (the “Note Certificates”), delivered by the Company to the Trustee for authentication and delivery;

(h)           an executed copy of a certificate of Jennifer Manning, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(i)            an executed copy of the Action of Treasurer of the Company, including the form of the Note Certificates, adopted on August 8, 2024, as certified pursuant to the Secretary’s Certificate;

(j)            a copy of the Company’s Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware as of August 8, 2024, and certified pursuant to the Secretary’s Certificate;

(k)           a copy of the Company’s By-Laws, as amended and restated and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

(l)            copies of the Company’s Certificate of Incorporation, as in effect on each of April 21, 1988, April 26, 1988, February 24, 1992, November 1, 2007, May 1, 2024, May 2, 2024, July 26, 2024 and July 27, 2024, certified pursuant to the Secretary’s Certificate;

(m)          copies of the Company’s By-Laws, as in effect on each of April 21, 1988, April 26, 1988, February 24, 1992, November 1, 2007, May 1, 2024, May 2, 2024, July 26, 2024 and July 27, 2024, certified pursuant to the Secretary’s Certificate;

The Coca-Cola Company

August 15, 2024

(n)           copies of certain resolutions of the Board of Directors of the Company, adopted on April 21, 1988, October 16, 1991, July 18, 2007, May 2, 2024 and July 27, 2024, each certified pursuant to the Secretary’s Certificate; and

(o)           copies of certain resolutions of the Finance Committee of the Board of Directors of the Company, adopted on October 15, 1991, July 17, 2007, May 1, 2024 and July 26, 2024, each certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate and the factual representations and warranties contained in the Transaction Documents (as defined below).

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined on Law”).

As used herein, “Transaction Documents” means the Underwriting Agreement, the Indenture and the Note Certificates.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Note Certificates have been duly authorized by all requisite corporate action on the part of the Company and duly executed by the Company under the DGCL and, when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinion stated herein is subject to the following qualifications:

(a)           we do not express any opinion with respect to the effect on the opinion stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinion stated herein is limited by such laws and orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

The Coca-Cola Company

August 15, 2024

(b)           we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)           except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d)           we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e)           we call to your attention that the opinion stated herein is subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinion;

(f)            we have assumed, with your consent, that the choice of euro as the currency in which the Note Certificates are denominated does not contravene any exchange control or other laws of the jurisdiction of any such currency, and further we call to your attention that a court may not award a judgment in any currency other than U.S. dollars;

(g)           to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality;

(h)           we have assumed that subsequent to the effectiveness of the Base Indenture, the Base Indenture has not been amended, restated, supplemented or otherwise modified other than by the First Supplemental Indenture and the Second Supplemental Indenture in any way that affects or relates to the Notes; and

(i)            we do not express any opinion whether the execution or delivery of any Transaction Document by the Company or the performance by the Company of its obligations under any Transaction Document will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries.

The Coca-Cola Company

August 15, 2024

In addition, in rendering the foregoing opinion we have assumed that, at all applicable times:

(a)           neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Notes: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2023), (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined on Law); and

(b)           neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Notes, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the headings “Legal Opinions” in the Preliminary Prospectus and “Legal Matters” in the Base Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

DSY